Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE
---------------------

Contact:  336-436-4855                  Shareholder Direct: 800-LAB-0401
          Pamela Sherry                                     www.labcorp.com


            LABCORP TO PROVIDE CENTRALIZED LABORATORY SERVICES FOR
                        CLINICAL TRIALS IN LATIN AMERICA

BURLINGTON, N.C., June 12, 2000 - The clinical trials testing division of Laboratory Corporation of America-Registered
Trademark- Holdings (LabCorp-Registered Trademark-; NYSE: LH) can now support clinical trials in Latin America with routine safety testing through the company's standardized laboratory in Miami.
In addition, Latin American investigators will have access to LabCorp's full menu of more than 2,500 tests, including many advanced esoteric assays, through its network of other testing facilities.
     "Latin America is the world's third most active region for clinical trials after the U.S. and Europe," said Scott Neilson, vice president and general manager of LabCorp's clinical trials business. "This move enables us to bring our extensive capabilities to our customers' drug development efforts in Latin
America and centralize laboratory testing throughout the region.
By using LabCorp's facilities in Florida, we can provide enormous capacity while ensuring compliance with regulatory standards and maintaining method consistency and data combinability which are critically important to our customers."
     Sue Hwang, LabCorp's director of operations for clinical trials, added, "Sample transit time, costs and Customs issues have made it difficult for central laboratories to support clinical trials in Latin America. LabCorp's extensive operations in Miami, a transportation hub serving Latin America, allow us to accession samples even more quickly and economically than if they had to be routed to a laboratory in Latin America. Because of existing courier routes and logistics issues, samples traveling between Latin American countries typically go through U.S. Customs in Miami. By testing samples in Miami, LabCorp can lower not only study budgets but also the risks associated with multiple flight segments."

     LabCorp projects that infectious disease testing, including
HIV phenotyping/genotyping, will initially account for most of its Latin America clinical trials volume. The region has the world's fourth-highest incidence of HIV/AIDS.
     With U.S. headquarters in Raritan, N.J., and European
headquarters in Mechelen, Belgium, LabCorp's clinical trials division is a leading central laboratory supporting global pharmaceutical, biotechnology, and medical device clinical trials with method development and a broad menu of safety and efficacy testing from drug discovery through phase IV.
     With headquarters in Burlington, N.C., Laboratory
Corporation of America-Registered Trademark- Holdings is a
national clinical laboratory organization, which operates
facilities for conducting clinical assays and diagnostic testing throughout the U.S. The company had 1999 revenues of $1.7 billion and employs approximately 18,000.
     The Company noted that each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the year ended December 31, 1999 and subsequent SEC filings.
     For further information, business/financial reporters should contact Pam Sherry, Laboratory Corporation of America-Registered Trademark- Holdings, 358 South Main Street, Burlington, NC 27215,
phone: 336-436-4855, e-mail: sherryp@labcorp.com. Trade journal reporters should contact Amy Smith, Worldwide Marketing Manager, Clinical Trials, LabCorp, 69 First Avenue, Raritan, NJ 08869;
phone: 908-526-2400, e-mail: smitha@labcorp.com.


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